EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE: NOVEMBER 2, 2004

MESA LABS REPORTS HIGHER SECOND QUARTER SALES AND EARNINGS

        LAKEWOOD, CO — Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported higher sales and earnings for both its fiscal second quarter and six months ended September 30, 2004.

        For the second quarter of fiscal 2005, net sales increased three percent to $2,337,000 from $2,276,000 in the same quarter last year. Net income for the quarter increased four percent to $548,000 or $.17 per diluted share compared to $528,000 or $.17 per diluted share one year ago.

        For the first six months of fiscal 2005, net sales increased eight percent to $4,876,000 from $4,529,000 in the same period last year. Net income for the first six months increased 12 percent to $1,174,000 or $.37 per diluted share compared to $1,052,000 or $.33 per share one year ago.

        The Company continued to experience increasing sales during the second quarter of the new fiscal year. Medical products supported the increase gaining 14 percent for the quarter and 13 percent for the six month periods. Datatrace logging products decreased four percent for the quarter, but continues to be up two percent for the year-to-date. Nusonics flow and analyzer product sales slowed during the second quarter, but remain up by nine percent for the current year. International sales which contributed to broad increases during the first quarter, slowed during the second quarter as we moved through the summer vacation period in many of those markets. Overall, the higher sales allowed net income to expand at a rate faster than the sales growth during both the current quarter and six month periods.

        During the first six months of the fiscal year, the Company repurchased 25,138 shares of our common stock under a previously announced buyback plan, and the Company’s cash and investments position increased by $753,000 to $7,521,000.

        On October 11, 2004 Mr. John Sullivan, Ph.D., took over the newly created position of Vice President of Sales and Marketing. John brings 15 years of experience in various marketing management, business unit management and merger and acquisition leadership positions at Varian, Inc. to Mesa Labs. His experience will be instrumental to our strategy of expanding sales through both product line and sales channel expansion, as well as, through acquisition of complimentary product lines.

        Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

        This news release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2004 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended September 30		Six Months Ended September 30

	2004	2003	2004	2003

Net Sales	$ 2,337,000	$ 2,276,000	$ 4,876,000	$ 4,529,000
Cost of Goods	886,000	902,000	1,822,000	1,708,000

Gross Profit	1,451,000	1,374,000	3,054,000	2,821,000
Operating Expense	632,000	562,000	1,288,000	1,214,000

Operating Income	819,000	812,000	1,766,000	1,607,000
Other (Income) & Expense	(22,000)	(11,000)	(37,000)	(23,000)

Earnings Before Taxes	841,000	823,000	1,803,000	1,630,000
Income Taxes	293,000	295,000	629,000	578,000

Net Income	$ 548,000	$ 528,000	$ 1,174,000	$ 1,052,000

Earnings Per Share (Basic)	$ .18	$ .17	$ .38	$ .34

Earnings Per Share (Diluted)	$ .17	$ .17	$ .37	$ .33

Average Shares (Basic)	3,072,000	3,052,000	3,072,000	3,066,000

Average Shares (Diluted)	3,176,000	3,180,000	3,167,000	3,167,000

BALANCE SHEETS
	(Unaudited)
	Sept 30 2004	March 31 2004

Cash and Short-term Investments	$ 7,521,000	$ 6,768,000
Other Current Assets	3,873,000	3,969,000

Total Current Assets	11,394,000	10,737,000
Property and Equipment	1,243,000	1,285,000
Other Assets	4,208,000	4,208,000

Total Assets	$16,845,000	$16,230,000

Liabilities	$ 778,000	$ 846,000
Stockholders’ Equity	16,067,000	15,384,000

Total Liabilities and Equity	$16,845,000	$16,230,000

CONTACTS:

Luke R. Schmieder; President-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000